Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	GE Ventures Limited

Address of Joint Filer:	3220 Aviation House, Westpark Shannon, County Clare, Ireland

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	TPI Composites, Inc. (TPIC)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	7/27/2016

Designated Filer:	General Electric Company

Signature:

GE VENTURES LIMITED

By:	/s/ Kelly Warrick
Name: Kelly Warrick
Title: Attorney-in-fact

July 29, 2016
Date